Exhibit 99.1

Sorrento and 3SBio Announce CAR-T Joint Venture in China

SAN DIEGO, June 7, 2016 /PRNewswire/ — Sorrento Therapeutics, Inc. (SRNE) (“Sorrento”), an antibody-centric, clinical-stage biopharmaceutical company developing new treatments for cancer and other unmet medical needs, announced today its subsidiary TNK Therapeutics, Inc. (“TNK”) has entered into a joint venture agreement (“JVA”) with Shenyang Sunshine Pharmaceutical Company Ltd (“3SBio”) to develop and commercialize proprietary immunotherapies, including those developed from, including or using TNK’s chimeric antigen receptor T cell (“CAR-T”) technology targeting carcinoembryonic antigen (“CEA”) positive cancers. 3SBio is a leading China-based biotechnology company focused on discovering, developing, manufacturing, and commercializing biopharmaceutical products.

Under the terms of the JVA, 3SBio will make total contributions of $10 million to the joint venture and TNK will grant the joint venture an exclusive license to the CEA CAR-T technology and two additional CARs for cellular therapy for the Greater China market, including Mainland China, Hong Kong and Macau. 3SBio will initially own 51% of the joint venture while TNK will initially hold the remaining 49%.

“We are pleased that 3SBio, a leading biotechnology company in China, has recognized the value of our CAR-T technologies and we look forward to working with them to advance the development of our novel anti-cancer cellular therapies,” said Dr. Henry Ji, President and CEO of Sorrento.

“3SBio is committed to introducing innovative biologic medicines for unmet medical needs in China and we look forward to collaborating with Sorrento to advance our CAR-T program into clinical trials in China. CAR-T technology is an important and promising approach to treating cancers, particularly for patients in advanced or metastatic stages of the disease. Our first candidate is aimed at CEA-positive cancers, which include colorectal, lung, liver and breast cancers,” commented Dr. Jing Lou, Chairman and CEO of 3SBio.

About Sorrento Therapeutics, Inc.

Sorrento is an antibody-centric, clinical stage biopharmaceutical company developing new treatments for cancer, inflammation and autoimmune diseases. Sorrento’s lead products are multiple late-stage biosimilar and biobetter antibodies, as well as clinical CAR-T therapies targeting solid tumors.

About 3SBio

3SBio is a fully-integrated biotechnology company in China with market-leading biopharmaceutical franchises in oncology, auto-immune diseases, nephrology and dermatology. TPIAO, the only commercialized recombinant human thrombopoietin (“rhTPO”) product in the world; Yisaipu, the first-to-market recombinant human tumor necrosis factor-a receptor II

(TNFR) – IgG Fc fusion protein for the treatment of rheumatoid arthritis; and EPIAO and SEPO, recombinant human erythropoietin (“rhEPO”) products. 3SBio is focused on building an innovative product pipeline, with over 20 National Class 1 candidates under development. 3SBio manufacturing capabilities include recombinant proteins, monoclonal antibodies and chemically synthesized molecules, with production centers in Shenyang, Shanghai, Hangzhou, Shenzhen and Cuomo, Italy. 3SBio is actively pursuing international expansion through acquisition, licensing and partnerships.

Please visit www.3sbio.com for additional information.

Forward-Looking Statements

This press release and any statements made for and during any presentation or meeting contain forward-looking statements related to Sorrento Therapeutics, Inc., and its subsidiaries under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995 and subject to risks and uncertainties that could cause actual results to differ materially from those projected. Forward-looking statements include statements regarding the proposed joint venture with 3SBio; expectations for Sorrento’s and its subsidiaries technologies and collaborations; Sorrento’s and its subsidiaries’ prospects; and other matters that are described in Sorrento’s most recent periodic reports filed with the Securities and Exchange Commission, including Sorrento’s Annual Report on Form 10-K for the year ended December 31, 2015, as amended, including the risk factors set forth in those filings. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release and we undertake no obligation to update any forward-looking statement in this press release except as required by law.

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